Exhibit 5.1
Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
December 3, 2008
Catapult Communications Corporation
160 South Whisman Road
Mountain View, CA 94041
     Re: Registration Statement on Form S-8
     Ladies and Gentlemen:
     We have examined the registration statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 3, 2008 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of Common Stock (“Shares”) reserved for issuance under your 1998 Stock Plan, as amended (the “Plan”). As legal counsel for Catapult Communications Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the shares of Common Stock under the Plan.
     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan, and pursuant to the respective agreement which accompanies each grant under the Plan, will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.